Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent consultants, Netherland, Sewell & Associates, Inc. hereby consents to the incorporation by reference in the Current Report on Form 8-K of W&T Offshore, Inc. to be filed on or about July 12, 2006, of information from our reserve report with respect to the reserves of W&T Offshore, Inc. dated January 30, 2006, and entitled “Estimate of Reserves and Future Revenue to the W&T Offshore, Inc. Interest in Certain Oil and Gas Properties Located in State and Federal Waters Gulf of Mexico as of December 31, 2005.”

NETHERLAND SEWELL & ASSOCIATES, INC.

	By:	/s/ G. Lance Binder
Dallas, Texas July 12, 2006		G. Lance Binder Executive Vice President